Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Reports 20% Revenue Growth for the Third Quarter 2012

Updates 2012 Revenue Guidance to 25% to 27% Growth

IRVINE, Calif. (October 25, 2012) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and nine months ended September 30, 2012.

John McDermott, Endologix President and Chief Executive Officer, said, “During the third quarter we continued to gain market share, achieving 20% revenue growth over the prior year. There continues to be strong interest in the AFX® Endovascular AAA System and our new product pipeline, which will further expand our market opportunity. During the quarter we made good progress advancing our new products and expanding our global sales force and remain on track to achieve our goals for the remainder of the year.”

Mr. McDermott added, “We recently announced the settlement of a patent dispute with Cook Incorporated. We are pleased to put this lawsuit behind us and eliminate the ongoing costs and uncertainty of litigation.”

Financial Results

Global revenue in the third quarter of 2012 was $26.7 million, a 20% increase from $22.3 million in the same quarter of 2011. For the nine months ended September 30, 2012, total revenue increased 28% to $76.7 million, compared to $60.0 million for the nine months ended September 30, 2011.

U.S. revenue in the third quarter of 2012 was $21.3 million, a 5% increase compared with $20.3 million in the third quarter of 2011, which was largely driven by the continued adoption of the AFX system and the expansion of the U.S. sales force through the addition of clinical specialists. International revenue was

$5.4 million, a 170% increase compared to $2.0 million in the third quarter of 2011. The international sales increase is attributable to a transition to a direct sales organization in Europe, beginning in September 2011, and improved penetration in the Latin American and Japanese markets.

Gross profit was $20.3 million in the third quarter of 2012, which represents a gross margin of 76%. This compares with gross margin of 78% in the third quarter of 2011. Gross profit was $58.6 million for the nine months ended September 30, 2012, representing a gross margin of 76%. This compares with gross margin of 78% for the nine months ended September 30, 2011. Lower gross margins for the three and nine months ended September 30, 2012 are the result of a greater proportion of international sales to global sales in both periods, and royalty payments to CR Bard Inc. that had not yet commenced in the corresponding 2011 periods.

Total operating expenses were $27.2 million in the third quarter of 2012, compared to $22.6 million in the third quarter of 2011. Total operating expenses for the nine months ended September 30, 2012 were $74.8 million, compared with $61.8 million for the nine months ended September 30, 2011. Operating expense for the three and nine months ended September 30, 2012 include a $5.0 million charge related to the Company's previously announced settlement agreement with Cook Incorporated (“Cook”).

Marketing and sales expenses were $12.7 million in the third quarter of 2012, an increase from $12.3 million in the prior year period. For the nine months ended September 30, 2012, marketing and sales expenses were $38.9 million, an increase from $33.2 million in the prior year period. These increases were driven primarily by costs associated with building the direct sales organization in Europe.

Research and development expenses were $3.1 million in the third quarter of 2012, a decrease from $3.6 million in the prior year period.  For the nine months ended September 30, 2012, research and development expenses were $11.9 million, a decrease from $12.8 million in the prior year period.  The decrease in the third quarter of 2012 primarily reflects decreasing Ventana® Fenestrated System development activities, as the device progresses towards production and European commercialization. The decrease for the nine months ended September 30, 2012 largely represents the aforementioned Ventana progression, partially offset by a $1.0 million charge in the current period to acquire an exclusive patent license.

Clinical and regulatory affairs expenses were $1.5 million in the third quarter of 2012, an increase from $1.2 million in the prior year period.  For the nine months ended September 30, 2012, clinical and regulatory affairs expenses were $4.7 million, an increase from $3.0 million in the prior year period.  These increases were primarily driven by the continued enrollment and follow-up costs associated with

PEVAR and Ventana clinical trials, and various costs to achieve CE Mark approval of Ventana and the Nellix® EndoVascular Aneurysm Sealing System.

General and administrative expenses were $4.9 million in the third quarter of 2012, up from $4.2 million in the same period in 2011. For the nine months ended September 30, 2012, general and administrative expenses were $13.8 million, up from $11.1 million in the same period last year. These increases were driven primarily by expenses associated with the establishment of European operations.

Endologix reported a net loss for the third quarter of 2012 of $(5.9) million, or $(0.10) per share, compared with a net loss of $(6.6) million, or $(0.12) per share, for the third quarter of 2011. The third quarter 2012 loss includes a $1.0 million non-cash credit for the reduction of the contingent liability related to the Nellix acquisition, and a $5.0 million charge for the Cook settlement. Endologix reported Adjusted Net Loss (non-GAAP and defined below) for the third quarter of 2012 of $(1.8) million, or $(0.03) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the third quarter of 2011 of $(3.9) million, or $(0.07) per share.

For the nine months ended September 30, 2012, Endologix reported a net loss of $(29.3) million, or $(0.49) per share, compared to a net loss of $(25.1) million, or $(0.44) per share, for the nine months ended September 30, 2011. Endologix reported an Adjusted Net Loss (non-GAAP and defined below) for the nine months ended September 30, 2012 of $(10.1) million, or $(0.17) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the first nine months of 2011 of $(13.3) million, or $(0.24) per share.

Total cash and cash equivalents were $47.7 million as of September 30, 2012, compared to total cash and cash equivalents of $20.0 million as of December 31, 2011.

Financial Guidance

Based on the third quarter results, Endologix is updating its full year 2012 revenue guidance. Endologix anticipates 2012 revenue to be in the range of $104 million to $106 million, representing growth of 25% to 27% from 2011. This compares to previous guidance of $102 million to $107 million, which represented growth of 22% to 28% from 2011. Endologix continues to anticipate 2012 Adjusted Net Loss (non-GAAP and defined below) to be in the range of $(0.20) to $(0.24) per share.

Conference Call Information

Endologix management will host a conference call today to discuss these topics, beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-201-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-858-384-5517 from outside the U.S., and entering pin number 401535. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System is not approved in the United States for either investigational use or commercial sale. The Ventana™ Fenestrated System is an investigational device in the United States and international markets.
Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to increase in market share, 2012 financial guidance, and litigation expenses, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. The Nellix system is an investigational device and is not available for marketing. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Company's existing products and related new products, product research and development efforts, unexpected litigation expenses, risks associated with the Company's international operations, the Company's ability to protect its intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
Discussion of Non-GAAP Financial Measures
The Endologix management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, and (3) “Adjusted EBITDA'" measures enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance; (ii) providing enhanced measures of progress towards generating positive cash flows from core operations; and (iii) being more comparable with financial results over various periods.  Endologix management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance.

Adjusted Net Income (Loss) and Adjusted Net Earnings (Loss) per Share Definitions:

"Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) all effects arising from applicable business combination accounting under GAAP for its acquisition of Nellix; (ii) settlement costs; (iii) contract termination fees and business acquisition expenses; and (iv) business development expenses.

In the three months ended September 30, 2012, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the liability for contingent payments (in the form of Endologix common stock) to the former shareholders of Nellix and (ii) the cost of the Cook settlement.

In the nine months ended September 30, 2012, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the liability for contingent payments to the former shareholders of Nellix; (ii) the cost of the Cook settlement; (iii) expenses associated with the acquisition of its distributor in Italy; and (iv) the cost of an exclusive patent.

In the three months ended September 30, 2011, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the liability for contingent payments (in the form of Endologix common stock) to the former shareholders of Nellix; and (ii) distribution agreement termination fees with a pan-European distributor.

In the nine months ended September 30, 2011, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the liability for contingent payments to the former shareholders of Nellix; and (ii) distribution agreement fees with a pan-European distributor and a separate distributor in Italy.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the liability for contingent payments to the former shareholders of Nellix (in the form of Endologix common stock); (ii) contract termination fees; (iii) the effects of acquisitions or other business development transactions; and (iv) other non-recurring expenses or income, as described by Endologix.

"Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by average shares outstanding (basic and diluted, as applicable under GAAP).

"GAAP" is generally accepted accounting principles in the United States.

Adjusted EBITDA Definition:

“Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Loss” plus the provision or benefit for income taxes, depreciation expense, amortization expense, and stock-based compensation expense.

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ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue:
U.S.	$21,289	$20,320	$63,695	$52,280
International	5,407	1,982	13,030	7,745
Total revenue:	26,696	22,302	76,725	60,025
Cost of goods sold	6,444	4,829	18,148	13,352
Gross profit	$20,252	$17,473	$58,577	$46,673
Operating expenses:
Research and development	$3,076	$3,628	$11,886	$12,812
Clinical and regulatory affairs	1,462	1,179	4,727	2,994
Marketing and sales	12,705	12,331	38,923	33,201
General and administrative	4,942	4,184	13,813	11,087
Contract termination and business acquisition expenses	—	1,300	422	1,730
Settlement costs	5,000	—	5,000	—
Total operating expenses	27,185	22,622	74,771	61,824
Loss from operations	$(6,933)	$(5,149)	$(16,194)	$(15,151)
Other expense	(67)	(54)	(65)	87
Change in fair value of contingent consideration related to acquisition	990	(1,400)	(12,700)	(10,000)
Total other expense	923	(1,454)	(12,765)	(9,913)
Net loss before income tax	$(6,010)	$(6,603)	$(28,959)	$(25,064)
Income tax expense	$153	$—	$(297)	$—
Net loss	$(5,857)	$(6,603)	$(29,256)	$(25,064)
Basic and diluted net loss per share	$(0.10)	$(0.12)	$(0.49)	$(0.44)
Shares used in computing basic and diluted net loss per share	61,327	56,961	59,224	56,365

Non-GAAP Reconciliations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net Loss to Adjusted Net Loss and Adjusted Net Loss per Share:
Net loss	$(5,857)	$(6,603)	$(29,256)	$(25,064)
Fair value adjustment to Nellix contingent consideration liability	(990)	1,400	12,700	10,000
Settlement costs	5,000	—	5,000	—
Contract termination and business acquisition expenses	—	1,300	422	1,730
Acquisition of exclusive intellectual property rights	—	—	1,000	—
(1) Adjusted Net Loss	$(1,847)	$(3,903)	$(10,134)	$(13,334)
(2) Adjusted Net Loss per Share	$(0.03)	$(0.07)	$(0.17)	$(0.24)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(1,847)	$(3,903)	$(10,134)	$(13,334)
Income tax expense (benefit)	(153)	—	297	—
Depreciation and amortization	773	707	2,047	2,244
Stock-based compensation	1,164	1,280	3,521	3,164
(3) Adjusted EBITDA	$(63)	$(1,916)	$(4,269)	$(7,926)

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$47,740	$20,035
Accounts receivable, net	19,616	15,542
Other receivables	302	405
Inventories	19,061	18,099
Other current assets	1,579	1,023
Total current assets	88,298	55,104
Property and equipment, net	4,951	4,454
Goodwill	28,969	27,073
Intangibles, net	43,399	43,439
Other assets	211	185
Total assets	$165,828	$130,255
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$18,728	$13,949
Total current liabilities	18,728	13,949
Long term liabilities:
Deferred income taxes	1,029	1,029
Deferred rent	—	8
Contingently issuable common stock	51,400	38,700
Long term liabilities	52,429	39,737
Total liabilities	71,157	53,686
Stockholders' equity:
Common stock, $0.001 par value	63	59
Additional paid-in capital	288,797	241,441
Accumulated deficit	(193,496)	(164,240)
Treasury stock at cost, 495 shares	(661)	(661)
Accumulated other comprehensive loss	(32)	(30)
Total stockholders' equity	94,671	76,569
Total liabilities and stockholders' equity	$165,828	$130,255